Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

Avnet, Inc. Reports Second Quarter Fiscal Year 2014 Results

Year-Over-Year Growth Drives Increase in Earnings and Returns

Phoenix, January 23, 2014—Avnet, Inc. (NYSE:AVT) today announced results for the second quarter fiscal year 2014 ended December 28, 2013.

Q2 Fiscal 2014 Results

	SECOND QUARTERS ENDED
	December 28, 2013	December 29, 2012	Change
	$ in millions, except per share data
Sales	$7,421.9	$6,699.5	10.8%
GAAP Operating Income	221.6	195.6	13.3%
Adjusted Operating Income (1)	263.2	228.5	15.2%
GAAP Net Income	124.9	137.5	(9.2)%
Adjusted Net Income (1)	163.9	145.6	12.6%
GAAP Diluted EPS	$0.89	$0.99	(10.1)%
Adjusted Diluted EPS (1)	$1.17	$1.05	11.4%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•

Sales for the quarter ended December 28, 2013 increased 10.8% year over year to record sales of $7.4 billion; organic sales (as defined later in the document) grew 8.2% year over year and 8.1% in constant currency

•

Adjusted operating income of $263.2 million increased 15.2% and adjusted operating income margin of 3.6% increased 14 basis points year over year. Sequentially, adjusted operating income and adjusted operating income margin were up 31.9% and 41 basis points, respectively

•

Adjusted net income of $163.9 million increased 12.6% and adjusted diluted earnings per share of $1.17 increased 11.4% year over year. Sequentially, adjusted net income and adjusted diluted earnings per share increased 30.1% and 30.0%, respectively, driven by the significant profit growth typically associated with the strong seasonal sales performance in the Technology Solutions (TS) segment

Rick Hamada, Chief Executive Officer, commented, “We are encouraged by the overall progress in our financial performance this quarter as we exceeded our original expectations for both revenue and earnings while also experiencing continued momentum in our year-over-year organic growth. In the December quarter, strong demand for IT infrastructure in our TS Americas region and continued growth in our Asia components business drove revenue above our expectations at both operating groups.

Revenue grew 17.0% sequentially to a record $7.4 billion and year-over-year organic growth improved for a third consecutive quarter to 8.2%. The growth in revenue, combined with continued expense and working capital discipline, drove operating margins and return on working capital to 3.6% and 24.0%, respectively, our highest level in six quarters. With growth now evident in many of our served markets, we expect to build on this performance and leverage future growth into higher margins and returns across our portfolio.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q2 FY14 Sales	Reported Sales	Organic Sales
	(in millions)
EM Total	$4,154.8	13.1%	11.9%
Excluding FX (1)		12.7%	11.4%
Americas	$1,204.4	-4.8%	3.2%
EMEA	$1,217.0	33.1%	18.0%
Excluding FX (1)		27.4%	13.0%
Asia	$1,733.4	16.0%	14.4%

	Q2’ FY14	Q2’ FY13	Change
Operating Income	$171.7	$143.0	20.1%
Operating Income Margin	4.1%	3.9%	24	bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported sales increased 13.1% year over year to $4.2 billion while organic sales were up 11.4% in constant currency

•

Sequential sales growth of 1.6% (in constant currency) was above the Company’s expectations and the high end of normal seasonality due to better than expected growth in the high volume fulfillment business in Asia

•	Operating income margin increased 24 basis points year over year to 4.1% primarily due to improvements in the Americas and Asia regions

•

Working capital (defined as receivables plus inventory less accounts payables) increased 5.2% sequentially due to the acquisition of MSC and a decrease in payables as EM continued its strong inventory management discipline; excluding acquisitions and the impact of currency, inventory declined 4.9%

•	Return on working capital (ROWC) increased 236 basis points year over year primarily due to higher operating income

Mr. Hamada added, “Our selective participation in certain high volume fulfillment engagements in EM Asia drove revenue above expectations as revenue in this region grew 5.7% sequentially and 16.0% year over year. This growth in turn drove EM’s sequential organic sales growth above normal seasonality and year-over-year organic sales growth in constant currency increased to 11.4%. At the regional level, organic sales were up 13.0% in constant currency in EMEA, while Asia and the Americas were up 14.4% and 3.2%, respectively. This growth in revenue when combined with the impact of expense actions implemented in fiscal 2013 drove operating income up 20.1%, which resulted in operating income margin increasing 24 basis points to 4.1%. During the quarter, EM also completed its acquisition of MSC, which will provide new profitable growth opportunities in our EMEA region as we integrate the operations and realize the expected competitive benefits and synergies in the coming quarters. Given two consecutive quarters of year-over-year expansion in margins and returns, we feel confident that we can leverage our expected growth in our higher margin western regions and build on this performance in the seasonally stronger quarters of March and June at EM.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q2 FY14 Sales	Reported Sales	Organic Sales
	(in millions)
TS Total	$3,267.1	8.0%	3.8%
Excluding FX (1)		8.3%	4.1%
Americas	$1,859.2	16.3%	8.0%
EMEA	$936.0	-2.9%	-2.9%
Excluding FX(1)		-5.8%	-5.8%
Asia	$471.9	1.7%	2.0%

	Q2’ FY14	Q2’ FY13	Change
Operating Income	$120.2	$113.1	6.3%
Operating Income Margin	3.7%	3.7%	-6	bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported sales increased 8.0% year over year to $3.3 billion and organic sales increased 3.8% in reported dollars and 4.1% in constant currency

•	Sequential sales growth of 35.7% (34.6% on an organic basis in constant currency) was above the Company’s expectations and the high end of normal seasonality

•	Operating income margin decreased 6 basis points year over year and was up 108 basis points sequentially to 3.7%, driven by the strong sales growth

•	ROWC decreased 432 basis points year over year primarily due to investments in working capital and increased over 1,500 basis points sequentially due to strong profit growth

•	At a product level, software, storage and services grew over 30% sequentially while software and storage drove the year- over-year growth

Mr. Hamada further added, “TS revenue exceeded our original expectations and normal seasonality driven by strong demand in our Americas region, which grew 44% sequentially. When combined with seasonal growth in EMEA and Asia, organic sales in constant currency increased 35% sequentially and 4.1% year over year. This strong sequential sales growth drove operating income dollars and margin up 92% and 108 basis points, respectively. On a year-over-year basis, TS’ organic revenue growth turned positive for the first time in eight quarters and operating income grew 6.3%. We remain confident that our continuing investments in higher growth markets, including converged solutions, software and professional services, will allow us to develop and deliver incremental value to our partners. With end users remaining highly focused on optimizing their data center investments, including the growing interest in hybrid cloud solutions, the breadth of tools and services that TS has developed will help navigate this dynamic landscape to accelerate progress to results. While we are pleased to see year-over-year growth return to TS at the global level, it is not consistent at this time across all regions. However, we believe our competitive position including our strong supplier and customer relationships, position us well for continued progress in improving margins and returns.”

Cash Flow/Dividend

•	Cash used for operations was $28.0 million for the quarter

•	Cash generated from operations on a trailing 12 months was $134.6 million

•	The Company paid a quarterly dividend of $0.15 per share ($20.6 million) or $41.3 million fiscal year to date

•	Cash and cash equivalents at the end of the quarter was $779.3 million; net debt (total debt less cash and cash equivalents) was approximately $1.4 billion

Kevin Moriarty, Chief Financial Officer, stated, “Although our team delivered higher operating income with improved working capital velocity, the stronger than expected revenue close at the end of December at TS drove a higher than expected increase in accounts receivable. As a result, we used $28 million of cash for operations to support the resultant increase in working capital. The Avnet team continues to do a good job managing working capital velocity as we invest in profitable organic growth while maintaining our disciplined approach to capital allocation, including value creating M&A.”

Outlook for Third Quarter of Fiscal 2014 Ending on March 29, 2014

•	EM sales are expected to be in the range of $4.0 billion to $4.3 billion and TS sales are expected to be between $2.6 billion to $2.9 billion

•

After adjusting for the changes in foreign currency exchange rates, the midpoint of the above guidance would represent essentially flat sequential growth for EM and -16% for TS. For the March quarter, EM’s normal seasonality is +4% to +7% and TS’ normal seasonality is -20% to -16%

•	This guidance for EM reflects normal seasonality in our western regions and below normal seasonality in our Asia region due to an expected decline in the high volume fulfillment business

•	Avnet sales are forecasted to be between $6.6 billion and $7.2 billion

•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $1.02 to $1.12 per share

•	The EPS guidance assumes 140.1 million average diluted shares outstanding and a tax rate of 27% to 31%

The above EPS guidance excludes the amortization of intangibles and any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the third quarter of fiscal 2014 is $1.36 to €1.00. This compares with an average exchange rate of $1.32 to €1.00 in the third quarter of fiscal 2013 and $1.36 to €1.00 in the second quarter of fiscal 2014.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” “feel,” “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). Management believes organic sales is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for (i) restructuring, integration and other expenses, and (ii) amortization of acquired intangible assets and other, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and diluted EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting income tax expense and (iii) the gain on legal settlement, bargain purchase and other is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•

ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP.

Second Quarter Fiscal 2014

	Second Quarter Fiscal 2014
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$221,572	$188,552	$124,864	$0.89
Restructuring, integration and other Expenses	28,442	28,442	21,746	0.15
Amortization of intangible assets and other	13,194	13,194	9,125	0.07
Income tax adjustments	—	—	8,158	0.06

Total adjustments	41,636	41,636	39,029	0.28

Adjusted results	$263,208	$230,188	$163,893	$1.17

Items impacting the second quarter of fiscal 2014 consisted of the following:

•

restructuring, integration and other expenses of $28.4 million pre-tax consisted of $19.3 million for severance, $1.4 million for facility exit related costs, $0.5 million for other charges, $1.5 million for other costs including acquisition costs, $4.3 million for integration-related costs, and a charge of $1.5 million to adjust prior year restructuring reserves. Restructuring, integration and other expenses after tax was $21.7 million;

•	amortization expense and other primarily related to acquired intangible assets of $13.2 million pre-tax and $9.1 million after tax; and

•	an income tax adjustment of $8.2 million primarily related to certain items impacting the effective income tax rate in the second quarter of fiscal 2014.

First Quarter Fiscal 2014

	First Quarter Fiscal 2014
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$178,987	$171,942	$120,624	$0.86
Restructuring, integration and other expenses	12,099	12,099	8,851	0.06
Gain on legal settlement, bargain purchase and other	—	(19,137)	(11,686)	(0.08)
Amortization of intangible assets and other	8,394	8,394	5,702	0.04
Income tax adjustments	—	—	2,496	0.02

Total adjustments	20,493	1,356	5,363	0.04

Adjusted results	$199,480	$173,298	$125,987	$0.90

Items impacting the first quarter of fiscal 2014 consisted of the following:

•

restructuring, integration and other expenses of $12.1 million pre-tax consisted of $4.2 million for severance, $1.2 million for facility exit related costs, $0.3 million for other charges, $3.0 million for other costs including acquisition costs, $4.2 million for integration-related costs, and a benefit of $0.8 million to adjust prior year restructuring reserves. Restructuring, integration and other expenses after tax was $8.9 million;

•	a gain on legal settlement of $19.1 million pre-tax and $11.7 million after tax related to an award payment received during the first quarter;

•	amortization expense related to acquired intangible assets of $8.4 million pre-tax and $5.7 million after tax; and

•	an income tax adjustment of $2.5 million primarily related to certain items impacting the effective income tax rate in the first quarter of fiscal 2014.

Second Quarter Fiscal 2013

	Second Quarter Fiscal 2013
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$195,573	$168,894	$137,481	$0.99
Restructuring, integration and other expenses	24,906	24,906	19,885	0.14
Gain on legal settlement, bargain purchase and other	—	(59)	(23)	0.00
Amortization of intangible assets and other	8,010	8,010	5,607	0.04
Income tax adjustments	—	—	(17,366)	(0.12)

Total adjustments	32,916	32,857	8,103	0.06

Adjusted results	$228,489	$201,751	$145,584	$1.05

Items impacting the second quarter of fiscal 2013 consisted of the following:

•

restructuring, integration and other expenses of $24.9 million pre-tax consisted of $8.5 million for facility exit-related costs, $7.6 million for integration-related costs, $7.3 million for severance, $3.0 million for transaction costs associated with recent acquisitions, $0.3 million for other charges, and a benefit of $1.8 million to adjust prior year restructuring reserves no longer required;

•

a net gain consisting of an adjustment of $1.7 million pre-tax to increase the gain on bargain purchase recorded in the first quarter of fiscal 2013, partially offset by a loss on divestiture of $1.7 million pre-tax related to a small business in TS Asia;

•	amortization expense related to acquired intangible assets of $8.0 million pre-tax and $5.6 million after tax; and

•	an income tax adjustment of $17.4 million primarily related to a favorable settlement of a U.S. income tax audit for an acquired company.

Organic Sales

Organic sales is defined as reported sales adjusted for (i) the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented and (ii) the impact of the transfer of a portion of certain operations between the EM and TS operating groups, which did not have an impact to Avnet on a consolidated basis but did impact the organic sales for the TS and EM operating groups. Sales taking into account the combination of these adjustments are referred to as “organic sales.”

	Sales as Reported	Acquisition/ (Divestiture) Sales	Organic Sales
	(in thousands)
Q1 Fiscal 2014	$6,345,475	$119,950	$6,465,425
Q2 Fiscal 2014	7,421,854	—	7,421,854

Fiscal year 2014	$13,767,329	$119,950	$13,887,279

Q1 Fiscal 2013	$5,870,057	$362,053	$6,232,110
Q2 Fiscal 2013	6,699,465	162,481	6,861,946
Q3 Fiscal 2013	6,298,699	143,992	6,442,691
Q4 Fiscal 2013	6,590,703	124,741	6,715,444

Fiscal year 2013	$25,458,924	$793,267	$26,252,191

“Acquisition/ (Divestiture) Sales” as presented in the preceding table includes the effects of the acquisitions and divestitures included below:

Fiscal 2014

MSC Investoren GmbH, in October 2013 in the EM EMEA region

Seamless Technologies, Inc., in July 2013 in the TS Americas region

Nisko Semiconductors Ltd., in July 2013 in the EM EMEA region

Fiscal 2013

RTI Holdings, in April 2013 in the EM Asia Region

Divestiture in March 2013 of a small business in the EM Americas region

TSSLink, Inc., in January 2013 in the TS Americas region

Universal Semiconductor, Inc., in January 2013 in the EM Americas region

Genilogix, in November 2012 in the TS Americas region

Divestiture in December 2012 of a small business in the TS Asia region

Brightstar Partners, Inc., in November 2012 in the TS Americas region

Magirus AG, in October 2012 in the TS EMEA region

Tekdata Interconnections, Limited, in October 2012 in the EM EMEA region

Internix, Inc., in August 2012 in the EM Asia region

C.R.G. Electronics, Ltd., in August 2012 in the EM EMEA region

Pepperweed Consulting, in August 2012 in the TS Americas region

ROWC, ROCE and WC Velocity

The following table presents the calculation for ROWC, ROCE and WC velocity.

			Q2 FY14	Q2 FY13
Sales			$7,421,854	$6,699,465
Sales, annualized	(a	)	$29,687,416	$26,797,859
Adjusted operating income (1)			$263,208	$228,489
Adjusted annualized operating income	(b	)	$1,052,832	$913,956
Adjusted effective tax rate (2)			28.2%	27.5%
Adjusted annualized operating income, after tax	(c	)	$756,355	$662,801
Average monthly working capital
Accounts receivable			$5,036,079	$4,662,211
Inventory			$2,632,361	$2,362,990
Accounts payable			$(3,289,709)	$(3,037,915)

Average working capital	(d	)	$4,378,731	$3,987,286

Average monthly total capital	(e	)	$5,912,624	$5,405,464

ROWC = (b) / (d)			24.0%	22.9%
WC Velocity = (a) / (d)			6.8	6.7
ROCE = (c) / (e)			12.8%	12.3%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information section.
(2)

Adjusted effective tax rate for each quarterly period in a fiscal year is based upon the currently anticipated annual effective tax rate, excluding the tax effect of the items described above in the reconciliation to GAAP amounts in this Non-GAAP Financial Information Section.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 29, 2013, Avnet generated sales of $25.5 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact:

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

AVNET, INC.

FINANCIAL HIGHLIGHTS

(MILLIONS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarters Ended		Six Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Sales	$7,421.9	$6,699.5	$13,767.3	$12,569.5
Income before income taxes	188.6	168.9	360.5	277.8
Net income	124.9	137.5	245.5	237.8
Net income per share:
Basic	$0.91	$1.01	$1.78	$1.71
Diluted	$0.89	$0.99	$1.75	$1.69

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarters Ended		Six Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Sales	$7,421,854	$6,699,465	$13,767,329	$12,569,522
Cost of sales	6,573,221	5,931,002	12,183,526	11,116,682

Gross profit	848,633	768,463	1,583,803	1,452,840
Selling, general and administrative expenses	598,619	547,984	1,142,703	1,094,980
Restructuring, integration and other expenses	28,442	24,906	40,541	62,314

Operating income	221,572	195,573	400,559	295,546
Other income (expense), net	(4,794)	1,060	(3,999)	2,543
Interest expense	(28,226)	(27,798)	(55,203)	(51,688)
Gain on legal settlement, bargain purchase and other	—	59	19,137	31,350

Income before income taxes	188,552	168,894	360,494	277,751
Income tax provision	63,688	31,413	115,006	39,965

Net income	$124,864	$137,481	$245,488	$237,786

Net earnings per share:
Basic	$0.91	$1.01	$1.78	$1.71

Diluted	$0.89	$0.99	$1.75	$1.69

Shares used to compute earnings per share:
Basic	137,702	136,776	137,558	138,772

Diluted	140,144	138,575	139,934	140,967

Cash dividends paid per common share	$0.15	$—	$0.30	$—

AVNET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(THOUSANDS)

(UNAUDITED)

	December 28, 2013	June 29, 2013
Assets:
Current assets:
Cash and cash equivalents	$779,331	$1,009,343
Receivables, net	5,708,345	4,868,973
Inventories	2,549,323	2,264,341
Prepaid and other current assets	198,739	214,221

Total current assets	9,235,738	8,356,878
Property, plant and equipment, net	511,759	492,606
Goodwill	1,358,451	1,261,288
Intangible assets, net	209,076	172,212
Other assets	170,274	191,696

Total assets	$11,485,298	$10,474,680

Liabilities and Shareholders’ Equity:
Current liabilities:
Short-term borrowings	$968,757	$838,190
Accounts payable	3,704,570	3,278,152
Accrued expenses and other	777,146	705,102

Total current liabilities	5,450,473	4,821,444
Long-term debt	1,227,575	1,206,993
Other long-term liabilities	178,834	157,118

Total liabilities	6,856,882	6,185,555
Shareholders’ equity	4,628,416	4,289,125

Total liabilities and shareholders’ equity	$11,485,298	$10,474,680

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(THOUSANDS)

(UNAUDITED)

	First Halves Ended
	December 28, 2013	December 29, 2012
Cash flows from operating activities:
Net income	$245,488	$237,786
Non-cash and other reconciling items:
Depreciation	44,731	42,764
Amortization	20,903	15,076
Deferred income taxes	11,925	532
Stock-based compensation	28,940	27,684
Gain on bargain purchase	—	(31,350)
Other, net	51,616	30,829
Changes in (net of effects from businesses acquired):
Receivables	(771,728)	(399,943)
Inventories	(158,470)	246,192
Accounts payable	348,521	250,862
Accrued expenses and other, net	23,875	(13,024)

Net cash flows (used) provided by operating activities	(154,199)	407,408

Cash flows from financing activities:
Issuance of notes in public offering, net of issuance cost	—	349,258
Borrowings (repayments) under accounts receivable securitization program, net	60,000	(366,000)
Borrowings (repayments) of bank and other debt, net	55,436	(171,834)
Repurchases of common stock	—	(207,192)
Dividends paid on common stock	(41,263)	—
Other, net	4,293	3,351

Net cash flows provided (used) by financing activities	78,466	(392,417)

Cash flows from investing activities:
Purchases of property, plant and equipment	(47,024)	(55,298)
Acquisitions of businesses, net of cash acquired	(116,882)	(170,960)
Cash proceeds from divestitures, net of cash divested	—	3,613
Other, net	1,800	37

Net cash flows used for investing activities	(162,106)	(222,608)

Effect of exchange rate changes on cash and cash equivalents	7,827	16,032

Cash and cash equivalents:
— (decrease) increase	(230,012)	(191,585)
— at beginning of period	1,009,343	1,006,864

— at end of period	$779,331	$815,279

AVNET, INC.

SEGMENT INFORMATION

(MILLIONS)

(UNAUDITED)

	Second Quarters Ended		Six Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Sales:
Electronics Marketing	$4,154.8	$3,673.5	$8,092.9	$7,326.6
Technology Solutions	3,267.1	3,026.0	5,674.4	5,242.9

Consolidated	$7,421.9	$6,699.5	$13,767.3	$12,569.5

Operating Income:
Electronics Marketing	$171.7	$143.0	$347.5	$292.1
Technology Solutions	120.2	113.1	182.8	151.8
Corporate	(28.7)	(27.6)	(67.6)	(70.9)

	263.2	228.5	462.7	373.0
Restructuring, integration and other expenses	(28.4)	(24.9)	(40.5)	(62.3)
Amortization of intangible assets and other	(13.2)	(8.0)	(21.6)	(15.1)

Consolidated Operating Income	$221.6	$195.6	$400.6	$295.6